EXHIBIT 99.1

Iconic Brands, Inc. Announces Capital Infusion and Elimination of Debt- ICNB Significantly Improves Cap Table and Strengthens Balance Sheet

Press Release | 09/27/2018

AMITYVILLE, NY, Sept. 27, 2018 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE – Iconic Brands, Inc. (OTC PINK: ICNB) today announced that the company has signed definitive agreements for the sale of $1.162 million in preferred stock and warrants of the company and elimination of all previous investor debt. The preferred stock pays no dividend and is convertible into common stock at a fixed price.

Over 80% of the outstanding investor debt has agreed to convert into the same series of preferred stock and warrants, with a one-year mandatory lock up and no registration rights. Several smaller debt holders have already converted their debt to equity, and others are being repaid in cash upon closing of the transaction.

The Company’s greatly improved balance sheet and cap table are part of the implementation of its strategy to become a reorganized and fully reporting public company. The company has obtained audited financial statements and, last week, filed a Form S-1 resale registration statement. Upon the effectiveness of the registration statement, the company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. As disclosed in the registration statement, the Company is evaluating a reverse stock split in an effort to up-list its common stock to a more senior national market, making its shares more attractive to a wider array of investors. It also expects to significantly reduce the authorized shares at the same time of any reverse split.

Mr. Richard DeCicco, CEO, stated: “Our balance sheet, cap table and cash position have never been stronger in the Company’s history. The commitment and support from our new and existing investors who participated in this offering is validation of management’s optimism about Iconic Brands. These steps are being taken to benefit our shareholders and help us grow into a more significant company. I’m very confident that our shareholders will be rewarded in the near future and our company will continue thrive with our long-term partners. The proceeds of the private placement provide us with the capital to accelerate our growth strategy, as well as push us forward through the planned up-listing of our shares to a national exchange.”

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Mr. DeCicco continued, “I also want to publicly acknowledge what an inspiration and incredible business partner Christie Brinkley has and continues to be. Together we set out on this "Bellissima" journey and we have all been committed to its success. There is no question I could not have picked a better partner, Christie is the consummate professional, and brilliant marketer. Christie brings an added dimension of dedication to perfection which complements our brand so beautifully. This partnership grows stronger by the day and we look forward to many more collaborations together in the coming years.”

The Company’s business partner and iconic supermodel, Christie Brinkley, stated: “The strength of our company is built on the highest quality, all-natural products and hardworking, committed teammates. We look forward to working towards continued success.”

The sale of securities will occur in three equal tranches. The first tranche is being funded at closing and the second and third tranches will be funded when certain closing conditions are satisfied. Each unit consists of one share of series E preferred stock and a warrant to purchase one hundred shares of common stock and was sold at $0.25 per unit. Each share of preferred stock is convertible into 100 shares of common stock. The warrants are exercisable for a period of five years at an exercise price of $0.005 per share. The conversion of preferred stock and exercise of warrants are each subject to a beneficial ownership limitation. The company has agreed to not incur any indebtedness or issue any variable priced securities for the term of the warrants. The company has also agreed to file a resale registration statement for the resale of the shares of common stock underlying the preferred stock and warrants pursuant to a registration rights agreement.

Please visit our website and follow us on twitter @BellissimabyCB and on Instagram @BellissimaProsecco: View Christie’s appearance schedule which we will continue to update, and great new recipes; www.bellissimaprosecco.com

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About Iconic Brands, Inc.

Iconic Brands Inc. ("Iconic") is a beverage company with expertise in developing, from inception to completion, alcoholic beverages for itself and third parties. Iconic Brands markets and places products into national distribution through long standing industry relationships.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could", "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.

Iconic Brands, Inc.

Info@IconicBrandsUSA.com

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